Exhibit 99.1

FOR IMMEDIATE RELEASE

Investors Contact:

Robert G. Burrows

Vice President, Investor Relations

301-795-1877

BurrowsR@ebsi.com

Media Contact:

Tracey Schmitt

Director, Corporate Communications

301-795-1800

SchmittT@ebsi.com

Emergent BioSolutions reports financial results for first quarter 2008

-- Continued delivery of BioThrax® doses under current HHS contract drives 62 percent increase in first quarter revenue

-- Continued investment in pipeline through internally generated cash flows

-- 2008 financial outlook reaffirmed

ROCKVILLE, MD., May 7, 2008—Emergent BioSolutions Inc. (NYSE: EBS) announced today its financial results for the first quarter ended March 31, 2008.

Total revenues for the first quarter of 2008 grew 62 percent to $42.7 million from $26.4 million in 2007, primarily from growth in sales of BioThrax® (Anthrax Vaccine Adsorbed). Net income for the first quarter of 2008 was $7.0 million, or $0.24 per share, in comparison to a net loss of $2.7 million, or $0.10 per share, for the comparable period in 2007.

R. Don Elsey, Emergent BioSolutions’ chief financial officer, said, “Our first quarter 2008 financial performance reflects the continued strength of our business approach of generating cash flow through sales of our licensed product and reinvesting that cash flow back into development of a pipeline of additional vaccines and therapeutics targeting infectious diseases. During the quarter, we continued to successfully deliver doses of BioThrax to HHS for inclusion in the Strategic National Stockpile. We also sold a modest number of doses to an allied foreign government. We also continued to manage our R&D and SG&A spend, as we look to allocate our resources in a manner that is both prudent and strategic. Finally, we ended the quarter with over $90 million in cash, which enables us to invest in the growth of our pipeline, both organically and through M&A, and to create growth in shareholder value.”

First Quarter 2008 Highlights

The company achieved the following during the first quarter of 2008:

•

Completed a Phase II clinical study, conducted in Vietnam, of its single dose, oral typhoid vaccine candidate and reported it was highly immunogenic and well-tolerated with an acceptable safety profile in an endemic population;

•	Formed a joint venture in Malaysia with Ninebio Sdn. Bhd. to focus on development of critical immunobiotics and the supply of biodefense countermeasures to the government of Malaysia;
•	Acquired a group of anthrax monoclonal antibodies from AVANIR Pharmaceuticals; and,

•	Appointed Dr. W. James Jackson as chief scientific officer.

Product Sales

For the first quarter of 2008, product sales increased by $16.1 million, or 63 percent, to $41.5 million from $25.4 million for the comparable period of 2007, primarily due to a 68 percent increase in the number of doses of BioThrax delivered. Product sales for the first quarter of 2008 consisted of BioThrax sales to HHS of $41.1 million and aggregate international and other sales of $0.4 million.

Contracts and Grants Revenues

For the first quarter of 2008, contracts and grants revenues increased by $0.2 million, or 21 percent, to $1.2 million from $1.0 million for the comparable period of 2007. Contracts and grants revenues for the first quarter of 2008 consisted of $0.8 million from the Sanofi Pasteur collaboration related to recognition of deferred revenue associated with the upfront payment received in 2006 as well as development service revenue, and $0.4 million from the National Institutes of Health.

Cost of Product Sales

For the first quarter of 2008, cost of product sales increased by $2.5 million, or 45 percent, to $8.0 million from $5.5 million for the comparable period of 2007, primarily due to a 68 percent increase in the number of doses of BioThrax delivered, partially offset by decreased costs associated with improved production yield.

Research and Development

For the first quarter of 2008, research and development expenses decreased by $4.1 million, or 26 percent, to $11.5 million from $15.6 million for the comparable period of 2007. This decrease reflects lower contract service costs, and includes decreased expenses of $5.8 million on product candidates that are categorized under the biodefense segment, partially offset by increased expenses of $1.4 million on product candidates categorized under the commercial segment and $0.4 million in other research and development.

Selling, General and Administrative

For the first quarter of 2008, selling, general and administrative expenses increased by $0.9 million, or 8 percent, to $12.1 million from $11.2 million for the comparable period of 2007. This increase is primarily attributable to an increase of approximately $0.7 million resulting from the addition of personnel and increased legal and other professional services related to the company’s headquarters and staff organization to support operations as a public company and an increase of $0.2 million in sales and marketing expenses related to the growth of staff and an increase in selling and marketing activities.

Financial Condition and Liquidity

Cash and cash equivalents at March 31, 2008 was $92.7 million compared to $105.7 million at December 31, 2007. The net decrease in cash and cash equivalents resulted primarily from net cash used in operating activities and investing activities of $4.8 million and $10.4 million, respectively, offset by net cash provided by financing activities of $2.3 million.

Financial Outlook for 2008

For 2008, the company reaffirms its expectations for full year total revenues of $180 to $195 million and net income in excess of $20 million.

Conference Call & Webcast

Company management will host a conference call at 9:00 am Eastern on May 7, 2008 to discuss these financial results, recent business developments and the outlook for 2008. The conference call, which will be open to all interested parties, will be webcast and can be accessed from the Investor Relations section of the Company’s website at www.emergentbiosolutions.com, under “Investors”. Participants can also access the call by dialing 888.680.0894 or 617.213.4860 (international) and providing passcode EMERGENT (for those pre-registering, please use 36374368 as this is an automated service).

Emergent BioSolutions is offering call participants a pre-registration option that expedites access to the call and minimizes hold times. Pre-registrants will be issued a pin number to be used when dialing into the live call which will provide quick access to the conference call by bypassing the operator upon connection. Pre-registration is not mandatory. Those who would like to take advantage of pre-registration can do so by accessing the following website:

https://www.theconferencingservice.com/prereg/key.process?key=P6PJFE9UT

A replay of the conference call will be available approximately one hour following the conclusion of the call by dialing 888/286-8010 or 617/801-6888 and using the passcode 41893610. The replay will be available through May 21. In addition, the webcast will be archived on the company’s website, www.emergentbiosolutions.com, under “Investors”.

About Emergent BioSolutions Inc.

Emergent BioSolutions Inc. is a profitable, multinational biopharmaceutical company dedicated to one simple mission — to protect life. We develop, manufacture and commercialize immunobiotics, consisting of vaccines and therapeutics that assist the body’s immune system to prevent or treat disease. Our products target infectious diseases and other medical conditions that have resulted in significant unmet or underserved public health needs. Our marketed product, BioThrax® (Anthrax Vaccine Adsorbed), is the only vaccine approved by the U.S. Food and Drug Administration for the prevention of anthrax infection. More information on the company is available at www.emergentbiosolutions.com.

Safe Harbor Statement

This press release includes forward-looking statements within the meaning of the Private Securities Litigation Reform Act of 1995. Any statements, other than statements of historical fact, including statements regarding our strategy, future operations, future financial position, future revenues, projected costs, prospects, plans and objectives of management, including our expected revenue growth and net earnings for 2008, and any other statements containing the words “believes”, “expects”, “anticipates”, “plans”, “estimates” and similar expressions, are forward-looking statements. There are a number of important factors that could cause the company's actual results to differ materially from those indicated by such forward-looking statements, including our ability to obtain new BioThrax® sales contracts with the U.S. government; our plans for future sales of BioThrax; our plans to pursue label expansions and improvements for BioThrax; our plans to expand our manufacturing facilities and capabilities; the rate and degree of market acceptance and clinical utility of our products; our ongoing and planned development programs, preclinical studies and clinical trials; our ability to identify and acquire or in license products and product candidates that satisfy our selection criteria; the potential benefits of our existing collaboration agreements and our ability to enter into selective additional collaboration arrangements; the timing of and our ability to obtain and maintain regulatory approvals for our product candidates; our commercialization, marketing and manufacturing capabilities and strategy; our intellectual property portfolio; our estimates regarding expenses, future revenue, capital requirements and needs for additional financing; and other factors identified in the company's Annual Report on Form 10-K for the year ended December 31, 2007 and subsequent reports filed with the SEC. The company disclaims any intention or obligation to update any forward-looking statements as a result of developments occurring after the date of this press release.

Financial Statements Follow